Exhibit 99.1

Bellicum Announces Interim BPX-601 Data and Corporate Restructuring

HOUSTON, October 29, 2020 — Bellicum Pharmaceuticals, Inc. (NASDAQ:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today announced interim data from its BPX-601 dose-escalation clinical trial in patients with relapsed/refractory metastatic pancreatic cancer. Findings from the first four patients treated with BPX-601 followed by repeat rimiducid dosing showed evidence of rimiducid-mediated CAR-T cell activation. Clinically meaningful efficacy as measured by RECIST criteria was not observed.

After an extensive review of its organization and programs, the company has implemented a restructuring plan, including a reduction in staff, to focus its efforts on its clinical GoCAR-T® product candidates. For BPX-601, the first candidate incorporating iMC, the company expects to begin enrolling patients with metastatic castration-resistant prostate cancer (mCRPC) in the ongoing Phase 1/2 clinical trial before the end of the year and intends to review its plans in pancreatic cancer upon completion of the current safety cohort. For BPX-603, the company’s first dual-switch GoCAR-T candidate, Bellicum expects to initiate enrollment of patients with HER2+ solid tumors in a Phase 1/2 clinical trial also by the end of the year. In order to preserve operating capital for these clinical trials, the company plans to pause development of its BCMA GoCAR-NK program.

“The results we have observed in the BPX-601 study are encouraging in terms of safety and GoCAR-T cell activation, proliferation, and persistence. We are eager to investigate our technology further in new tumor types like mCRPC and against established target antigens like HER2,” said Rick Fair, President and Chief Executive Officer of Bellicum. “We have concluded that Bellicum must reduce spending on preclinical programs and shift its resources to enable achievement of meaningful milestones in the clinic. We regret the impact this unavoidable decision will have on our departing employees and we sincerely thank them for their contributions and dedication.”

Interim BPX-601 Data

As of July 9, 2020, four patients were treated with 5x106 BPX-601 cells/kg followed by 2-11 doses of rimiducid in cohort 5C of the Phase 1 dose escalation clinical trial. Interim results include the following observations:

•	Administration of BPX-601 and repeat doses of rimiducid was tolerated as follows:

•	No treatment-related adverse events ≥Grade 2 were observed in these four patients; one treatment-related SAE (Grade 4 cytokine release syndrome) was reported in a patient treated after data cutoff

•	One genitourinary adverse event was reported (Grade 1 intermittent hematuria)

•	Four events of Grade 1 neurotoxicity (neurotoxicity, dysgraphia, and confusion x2) were reported in two patients

•	The safety profile observed was otherwise consistent with previous reports

•	Best Overall Response in these patients included 3 stable disease and 1 progressive disease

•	Evidence of repeat rimiducid-mediated CAR-T cell activation was observed as follows:

•	Rimiducid administration was associated with increased serum cytokine levels, including IL-5, TNF-α, and IFN-g

•

Rimiducid treatment was also associated with increased expression of activation markers (e.g. CD25) on peripheral CD4+ and CD8+ T cells, indicative of systemic immune modulation via BPX-601 iMC activation

•	In two evaluable subjects receiving >2 doses of rimiducid, repeat rimiducid dosing was not shown to increase the peak or AUC of circulating BPX-601 cells relative to single-dose rimiducid

•	Consistent with previous cohorts, rimiducid administration was associated with a transient decline followed by partial recovery in circulating BPX-601 cells

Corporate Restructuring

Under the restructuring program, the company will focus on the clinical development of BPX-601 and BPX-603, pause the BCMA GoCAR-NK program, and discontinue discovery research and new product development. Staff will be reduced by 79%, from 68 to 14 full-time employees by the end of 2020, and Bellicum expects to incur severance expenses of approximately $2.5 million. The company also intends to pay down all of its Oxford Finance debt obligations using cash on hand with payment of $27.4 million in principal plus applicable fees and accrued interest on or before October 30, 2020. These actions are expected to reduce the company’s expenses and extend its cash runway. The company now expects annual cash utilization of $25 to $30 million.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T cell therapies. Bellicum’s GoCAR-T® product candidates, BPX-601 and BPX-603, are designed to be more efficacious CAR-T cell products capable of overriding key immune inhibitory mechanisms. More information about Bellicum can be found at www.bellicum.com.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities and expectations regarding the initiation of clinical trials for BPX-601 and BPX-603, our ability to enroll patients and generate meaningful clinical data in our ongoing GoCAR clinical programs; our expected cash runway and the anticipated extension as a result of our restructuring program; our plans to pay down our outstanding obligations with Oxford and timing such payment; the anticipated restructuring expenses and the anticipated milestones identified above. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors”

in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our quarterly report on Form 10-Q for the three months ended June 30, 2020 and our annual report on Form 10-K the year ended December 31, 2019. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Source: Bellicum Pharmaceuticals

Investors:

Robert H. Uhl

Managing Director

Westwicke ICR

858-356-5932

Robert.uhl@westwicke.com